Exhibit 107

Filing Fee Exhibit

Form 424(b)(5)

(Form Type)

Veru Inc.

(Exact Name of Registrant as Specified in its Charter)

The Prospectus Supplement filing by Veru Inc on May 12, 2023, is part of a shelf registration statement on Form S-3 (File No. 333-270606) that Veru Inc. filed with the Securities and Exchange Commission on March 16, 2023 and which was declared effective on April 14, 2023. This shelf registration statement provides that Veru Inc. may from time to time offer and sell any combination of securities described therein up to a total dollar amount of $200,000,000. The Prospectus Supplement provides for the offer and sale from time to time of up to $75,000,000 of shares of common stock of Veru Inc.